                                            CONFIDENTIAL MATERIALS OMITTED AND
                                          FILED SEPARATELY WITH THE SECURITIES
                                                       AND EXCHANGE COMMISSION.
                                                    ASTERISKS DENOTE OMISSIONS.


                                                                   EXHIBIT 3.2

==============================================================================


                             ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              CELESTICA CORPORATION

                                  (AS "BUYER"),

                                 CELESTICA INC.

                                (AS "GUARANTOR")

                                      AND

                    INTERNATIONAL BUSINESS MACHINES CORPORATION,

                                  (AS "SELLER")

                             DATED: JANUARY 12, 2000


Asset Purchase Agreement 112399                                   Confidential

==============================================================================

                              TABLE OF CONTENTS

Article I.     Purchase and Sale of Assets ................................  6
  1.1          Transferred Assets .........................................  6
  1.2          Excluded Assets ............................................  6
  1.3          Consideration ..............................................  6
  1.4          Assumed Liabilities ........................................  7

Article II.    Closing ....................................................  7
  2.1          Closing Date ...............................................  7
  2.2          Closing Statement ..........................................  7

Article III.   Tax Matters ................................................  8
  3.1          Allocation of Purchase Price ...............................  8
  3.2          Filing of Returns and Payment of Taxes .....................  8
  3.3          Refunds and Credits ........................................  8
  3.4          Transfer Taxes .............................................  8

Article IV.    Additional Covenants and Agreements ........................  9
  4.1          Consents, Novations and Subcontracted Work .................  9
  4.2          Employees and Employee Benefits ............................  9
  4.3          Shrink-Wrap Software ....................................... 11
  4.4          Further Action ............................................. 12
  4.5          Investigation of Environmental Conditions .................. 12
  4.6          Guarantee .................................................. 13
  4.7          Post-Closing Payments ...................................... 13

Article V.     Representations and Warranties of Buyer .................... 13
  5.1          Incorporation .............................................. 13
  5.2          Authority .................................................. 13
  5.3          No Conflict ................................................ 14
  5.4          Governmental Consents ...................................... 14


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  5.5          No Broker .................................................. 14

Article VI.    Representations and Warranties of Seller ................... 14
  6.1          Incorporation .............................................. 14
  6.2          Authority .................................................. 15
  6.3          No Conflict ................................................ 15
  6.4          Governmental Consents ...................................... 15
  6.5          No Broker .................................................. 15
  6.6          Title to Personal Property ................................. 15
  6.7          Litigation ................................................. 16
  6.8          No Rights In Others To Transferred Assets .................. 16
  6.9          Contracts .................................................. 16
  6.10         Licenses and Permits ....................................... 16
  6.11         Employees .................................................. 16
  6.12         Warranties ................................................. 17
  6.13         Taxes ...................................................... 17
  6.14         Other Information .......................................... 17
  6.15         Financial Information ...................................... 17

Article VII.   Conditions to Buyer's Obligations .......................... 17
  7.1          Representations and Warranties ............................. 18
  7.2          Consents, Approvals and Injunctions ........................ 18
  7.3          Consents, Burdensome Conditions ............................ 18
  7.4          Governmental Rule .......................................... 18
  7.5          Operative Agreements ....................................... 18
  7.6          Closing Documents .......................................... 18
  7.7          Proceedings ................................................ 19

Article VIII.  Conditions to Seller's Obligations ......................... 19
  8.1          Payment of Purchase Price .................................. 19
  8.2          Representations and Warranties ............................. 20


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  8.3          Consents, Burdensome Conditions ............................ 20
  8.4          Operative Agreements ....................................... 20
  8.5          Closing Documents .......................................... 20
  8.6          Proceedings ................................................ 20
  8.7          Employees .................................................. 21

Article IX.    General Matters ............................................ 21
  9.1          Survival of Representations and Warranties ................. 21
  9.2          Limitation of Liability .................................... 21
  9.3          Public Announcements ....................................... 21
  9.4          Costs ...................................................... 22
  9.5          Due Diligence .............................................. 22
  9.6          Bulk Sales ................................................. 22
  9.7          Modification and Waiver .................................... 22
  9.8          Governing Law .............................................. 22
  9.9          Notices .................................................... 22
  9.10         Assignment ................................................. 23
  9.11         Counterparts ............................................... 24
  9.12         No Third Party Beneficiaries ............................... 24
  9.13         Entire Agreement ........................................... 24

Exhibits:

  Exhibit A    Assumption Agreement
  Exhibit B    Bill of Sale
  Exhibit C    Schedule of Disclosures and Exceptions
  Exhibit D    Lease Agreement


Asset Purchase Agreement 112399WCW                                Confidential

                           ASSET PURCHASE AGREEMENT

          THIS AGREEMENT, dated as of January 12, 2000, by and among Celestica Corporation, a Delaware corporation ("Buyer") and a wholly owned direct or indirect subsidiary of Celestica Inc., Clestica Inc., incorporated under the laws of the Province of Ontario, Canada ("Guarantor") and International Business Machines Corporation, a New York corporation ("Seller").

                                WITNESSETH:
                               ------------

          WHEREAS, Seller wishes to sell certain assets used in the production of manufacturing components; and

          WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Transferred Assets (as defined herein) for the purchase price and subject to the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants, agreements, representation and warranties hereinafter set forth, Buyer and Seller hereby agree as follows:

                                DEFINITIONS.
                                ------------

          CERTAIN DEFINITIONS.   As used in this Agreement, the following
terms shall have the meanings specified below:

          "AFFILIATE" shall mean, as to any Person, any other Person or entity which is controlling, controlled by or under common control with such Person or entity.

          "ALLOCATION STATEMENTS" shall have the meaning set forth in Section
3.1.

          "ASSUMED LIABILITIES" shall have the meaning set forth in Section
1.4.

          "ASSUMPTION AGREEMENT" shall mean the Assignment and Assumption Agreement in the form set out in Exhibit A to be entered into by the Buyer and the Seller on the Closing Date and by which Buyer assumes the Assumed Liabilities.

          "BILL OF SALE" shall mean the Bill of Sale in the form set out in Exhibit B to be entered into by the Buyer and Seller on the Closing Date.

Asset Purchase Agreement 112399                                  Confidential

          "BURDENSOME CONDITION" shall mean any action taken or credibly threatened, by or before any Governmental Authority or other Person to challenge the legality of the transactions contemplated by the Operative Agreements or that would otherwise deprive a Party of the material benefit of any such transaction, including (i) the pendency of an investigation by a Governmental Authority (formal or informal), (ii) the institution of any litigation, or threat thereof, (iii) an order by a Governmental Authority of competent jurisdiction preventing consummation of the transactions contemplated by the Operative Agreements or placing material conditions or limitations upon such consummation, or (iv) the issuance of any subpoena, civil investigative demand or other request for documents or information relating to such transactions that is unreasonably burdensome in the reasonable judgment of the applicable Person.

          "CLOSING" shall have the meaning set forth in Section 2.1.

          "CLOSING DATE" shall have the meaning set forth in Section 2.1.

          "CLOSING STATEMENT" shall have the meaning set forth in Section 2.2.

          "COBRA" shall have the meaning set forth in Section 6.11.

          "CODE" shall have the meaning set forth in Section 3.1.

          "CONFIDENTIALITY AGREEMENT" shall mean that certain letter agreement between Celestica Inc. and Seller, dated August 5, 1999, concerning the subject matter of this Agreement.

          "control" means, in respect of any Person, the power or authority to direct, or cause the direction of, directly or indirectly, the management, policies or actions of any other Person, whether through the ownership of equity securities or voting securities or by contract or otherwise (and "controlling" and "controlled by" shall be construed accordingly).

          "DATE OF EXECUTION" shall mean the date this Agreement and the other Operative Agreements identified for signature on that date are signed.

          "DISCLOSURE SCHEDULE" shall have the meaning set forth in the Schedule of Disclosures and Exceptions to this Agreement.

          "EMPLOYEES" shall have the meaning set forth in Section 4.2.

          "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign laws and regulations relating to the protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) including laws and regulations relating to the release of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.


Asset Purchase Agreement 112399        2                         Confidential

          "ERISA" means the Employee Retirement Income Security Act of 1974 as amended.

          "FINANCIAL INFORMATION" means the financial information attached as Schedule A.

          "GOVERNMENTAL ACTIONS" shall mean any authorizations, consents, approvals, waivers, exceptions, variances, franchises, permissions, permits, and licenses of, and filings and declarations with, Governmental Authorities, including the expiration or termination of waiting periods imposed under the HSR Act.

          "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, local or foreign court, governmental or administrative agency or commission or other governmental agency, authority, instrumentality or regulatory body.

          "GOVERNMENTAL RULE" shall mean any statute, law, treaty, rule, code, ordinance, regulatioin or order of any Governmental Authority or any judgment, decree, injunction, writ, order or like action of any Federal, state, local or foreign court, arbitrator or other judicial tribunal of competent jursidiction.

          "GUARANTOR" shall mean Celestica Inc., an Ontario corporation.

          "HAZARDOUS MATERIALS" shall mean only those pollutants, contaminants or wastes that are included in the definition of such terms in any applicable Environmental Law.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INTELLECTUAL PROPERTY AGREEMENT" shall mean the agreement so entitled between the Seller and Celestica Liquidity Management Hungary L.L.C., an Hungarian limited liability company, entered into on the Date of Execution, dealing with intellectual property in connection with the Rochester site where assets are being transferred under this Agreement.

          "LEASE AGREEMENT" shall mean the Real Estate Lease Agreement between the Buyer and Seller, to be entered into on the Closing Date, the form of which is attached hereto as Exhibit D.

          "LEASED PREMISES" shall have the meaning set forth in the Lease Agreement.

          "LIMITATION AMOUNT" shall have the meaning set forth in Section 9.2.

          "OPERATIVE AGREEMENTS" shall mean this Agreement, the Intellectual Property Agreement, the Bill of Sale, the Assumption Agreement, the Lease Agreement, the Supply Agreement and the Transition Services Agreement.


Asset Purchase Agreement 112399        3                         Confidential

          "PARTIES" shall mean Buyer, Seller and Guarantor.

          "PARTY" shall mean Buyer, Seller or Guarantor, respectively, as applicable.

          "PERMITTED LIENS" shall mean: (i) liens for Taxes, assessments and governmental charges due and being contested in good faith by Seller; (ii) any liens upon any of the Transferred Assets, provided that the same are not of such a nature that would individually or in the aggregate materially adversely affect the value of the Transferred Assets; (iii) liens for Taxes either not due and payable or due but for which notice of assessment has not been given, or which may thereafter be paid without penalty; (iv) undetermined or inchoate liens, charges and privileges incidental to current operations or the ordinary course of business; any statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed and registered against title to the Transferred Assets or that relate to obligations that are not due or delinquent; (v) security given in the ordinary course of business to any public utility, Governmental Authority or to any statutory or public authority in connection with the Transferred Assets; (vi) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances do not materially impair the use of the assets to which they relate; and (vii) all encumbrances, covenants, easements, agreements and restrictions of record applicable to the land and buildings thereon which encumber Buyer's leasehold interest and are described in the Lease Agreement.

          "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "PRE-CLOSING TAX PERIOD" shall have the meaning set forth in
Section 3.2.

          "PURCHASE PRICE" shall have the meaning specified in Section 1.3.

          "REGULAR EMPLOYEES" shall have the meaning set forth in Section 4.2.

          "RETAINED ENVIRONMENTAL LIABILITIES" shall mean any liability, obligation, judgment, penalty, fine, cost or expense, of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence on or before the Closing Date of any Hazardous Materials in the soil, groundwater, surface water, air or building materials of the Seller's Rochester site ("Pre-Existing Contamination"); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) any transportation, transfer, recycling, storage, use, handling, treatment, manufacture, removal, investigation, remediation, release, emission, sale, disposal or distribution of any Hazardous Materials or any waste containing Hazardous Materials conducted on or from the Seller's Rochester site on or prior to the Closing Date or otherwise occurring prior to the Closing Date in connection with or to benefit the operations at the Seller's Rochester site ("Pre-Closing Hazardous Materials Activities"), (iv) the exposure of any Person to Pre-Existing Contamination in the course of or as

Asset Purchase Agreement 112399          4                       Confidential
a consequence of any Pre-Closing Hazardous Materials Activities, without regard to whether any health effect of the exposure has been manifested as of the Closing PROVIDED, HOWEVER, that the burden of proof shall be on the Buyer to show that such liability, obligation or expense with respect to such Person was proximately caused by the Pre-Existing Contamination and arose prior to Closing; (v) the violation of any Environmental Laws by Seller or its Affiliates or their agents, employees, predecessors in interest, contractors, invitees or licensees on or prior to the Closing Date or in connection with any Pre-Closing Hazardous Materials Activities on or prior to the Closing Date; (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (vii) any of the foregoing to the extent they continue after the Closing Date.

          "SERVICE CREDIT" shall have the meaning set forth in Section 4.2.

          "SUBCONTRACTED WORK" shall have the meaning set forth in Section
4.1.

          "SUBSIDIARY" of any Person shall mean a corporation, company, or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

          "SUPPLEMENTAL EMPLOYEES" shall have the meaning set forth in
Section 4.2.

          "SUPPLY AGREEMENT" shall mean the agreement so entitled between the Buyer and Seller entered into on the Date of Execution.

          "TAX" OR "TAXES" shall mean all taxes, imposts, duties, withholdings, charges, fees, levies, or other assessments imposed by any governmental or taxing authority, whether domestic or foreign (including but not limited to, income, excise, property, sales, use, transfer, conveyance, payroll or other employment related tax, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, taxes based upon or measured by capital stock, net worth or gross receipts and other taxes), together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts and any obligations under any agreement or arrangements with any Person with respect to such amounts.

          "TAX RETURNS" shall have the meaning set forth in Section 3.2.

          "TRANSFERRED ASSETS" shall mean such items of equipment, office furniture, contracts, inventory, work in process and other assets which are owned by Seller as are listed on the subschedules to Schedule 1.1 to this Agreement, as the same may be depleted or augmented prior to the Closing Date while being managed in the ordinary course of business.


Asset Purchase Agreement 112399          5                       Confidential

                                            CONFIDENTIAL MATERIALS OMITTED AND
                                          FILED SEPARATELY WITH THE SECURITIES
                                                       AND EXCHANGE COMMISSION.
                                                    ASTERISKS DENOTE OMISSIONS.

           "TRANSITION SERVICES AGREEMENT" shall mean the agreement so entitled between the Buyer and Seller entered into on the Date of Execution.


                    ARTICLE I. PURCHASE AND SALE OF ASSETS.

     1.1. TRANSFERRED ASSETS. Upon the terms and subject to the conditions hereof, as of the Closing Date (as defined in Section 2.1 hereof), Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and accepts from Seller, all right, title and interest of Seller in and to the Transferred Assets (subject to the Closing Statement adjustments), and leases the buildings described in and pursuant to the provisions of the Lease Agreement. The Transferred Assets will be made available on the Closing Date, where then located on the Rochester site, and Buyer will make arrangements, if any, concerning possible repositioning, packing, moving, and reinstallation of the Transferred Assets.

     1.2. EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, any assets which are not Transferred Assets will be retained by Seller and are excluded from the transaction, including (i) except as set forth in Schedule 1.4., any interest in any contractual arrangement with any Affiliate of Seller, and (ii) any interests of Seller in real property, other than as set forth in the Lease Agreement. All intellectual property matters are addressed exclusively in the Intellectual Property Agreement and no intellectual property matters (other than as set forth in Section 4.3.) are included in the subject matter of this Agreement.

     1.3. CONSIDERATION. The purchase price to be paid by Buyer to Seller for the Transferred Assets and the Assumed Liabilities (the "Purchase Price") shall be (a) the net book value of the Transferred Assets, as set forth in this Agreement, which is seventy five million dollars ($75,000,000); plus (b) fifty six million dollars ($56,000,000) in additional consideration; and (c) plus any additional consideration to be paid by Buyer pursuant to Section 4.8., below. The $56,000,000 amount identified in (b) of the preceding sentence is consideration for the know-how license provided by the Intellectual Property Agreement. On the Closing Date, Buyer shall pay to Seller the aggregate amount set forth in this Section 1.3., which is one hundred thirty one million dollars ($131,000,000), by electronic funds transfer, such sum in immediately available funds in U.S. dollars to the following account.

     Account Name:             International Business Machines Corporation

     Bank:                     Chase Manhattan
                               1 Chase Manhattan Plaza, 7th Floor
                               New York, New York 10081

     Bank Contact:             Chase Contact: Ms. Joyce Leary-Bates
                               Phone: 212-552-3779

     Account Number:           ****


Asset Purchase Agreement 112399         6                         Confidential

                                            CONFIDENTIAL MATERIALS OMITTED AND
                                          FILED SEPARATELY WITH THE SECURITIES
                                                       AND EXCHANGE COMMISSION.
                                                    ASTERISKS DENOTE OMISSIONS.


     Reference:                Celestica Corporation, Rochester Assets;
                               IBM Contact Person is K.P. Tang

     ABA Routing Number:       ***


     1.4. ASSUMED LIABILITIES. Upon the terms and subject to the conditions hereof, as of the Closing, Seller will assign and transfer to Buyer, and Buyer will assume, and thereafter shall fully perform and discharge, on a timely basis and in accordance with their respective terms, only the liabilities and obligations of Seller listed on Schedule 1.4. hereto (the "Assumed Liabilities"). Without limiting the generality of the foregoing, except for the Assumed Liabilities or as provided in the Operative Agreements, Buyer is not assuming any liability, obligation or commitment of any nature of Seller (including, but not limited to, Retained Environmental Liabilities) related to Seller's operations prior to Closing.


                             ARTICLE II. CLOSING.

     2.1. CLOSING DATE. Subject to the conditions set forth in Articles VII and VIII below, the closing of the transaction provided for in this Agreement (the "Closing") shall take place at the offices of Seller at Armonk, New York on the last business day of the calendar month, once this Agreement is executed, when both of the following have occurred: (i) the expiration or early termination of all applicable HSR Act waiting periods; and (ii) the satisfaction or waiver of the other conditions set forth in Articles VII and VIII hereof, or at such other time or on such other date as may be agreed upon by Seller and Buyer (the "Closing Date"). All transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as soon as the Parties have completed the Closing or as of the close of business on the Closing Date, whichever first occurs.

     2.2. CLOSING STATEMENT. Five (5) days after Closing, Seller will prepare and deliver to Buyer a closing statement for the physical assets and inventory of the Transferred Assets (the "Closing Statement"), as of the Closing Date. The purpose of the Closing Statement is to show the numerical increase or decrease, as applicable, in the physical assets and inventory of the Transferred Assets, between the Date of Execution and the Closing. Each item of inventory will be assigned the same standard cost and manufacturing value add that is set forth for such items of inventory in this Agreement at the Date of Execution. Each physical asset other than inventory will be assigned its net book value on the books of the Seller as of the Closing Date. The Closing Statement shall become final and binding upon the Parties unless Buyer gives written notice of its disagreement of such items included on or excluded from the Closing Statement within ten (10) days following Seller's receipt of the Closing Statement, which disagreement will be based solely upon the methodology set forth in Schedule 2.2 for reviewing the Closing Statement. Any such notice shall specify in reasonable detail the nature of any disagreement so asserted. In the event that the Closing Statement (as finally resolved) indicates an error in the


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

Purchase Price, within 15 days of such statement becoming final, such error shall be corrected by either (i) Seller tendering a check to Buyer in the event that Buyer overpaid at the Closing or (ii) Buyer tendering a check to Seller in the event that Buyer underpaid at the Closing.


                           ARTICLE III. TAX MATTERS.

     3.1. ALLOCATION OF PURCHASE PRICE. Buyer and Seller hereby agree to the allocation of the Purchase Price set forth in Schedule 3.1. (the "Allocation Statements"), allocating the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Transferred Assets pursuant to Section 1060 of the Internal Revenue code of 1986, as amended, and the Treasury Regulations promulgated thereunder (hereinafter, the "Code").

     Buyer and Seller shall each file all income, franchise and other Tax Returns (as defined below), and execute such other documents as may be required by any Governmental Authority, in a manner consistent with the Allocation Statements. Buyer shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such form to Seller within 30 days after the Closing Date. Buyer and Seller agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or the Allocation Statements.

     3.2. FILING OF RETURNS AND PAYMENT OF TAXES. Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax returns, reports and forms (herein "Tax Returns") and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets or their use attributable to any taxable period which ends on or prior to the Closing Date (herein "Pre-Closing Tax Period"). Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Transferred Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its Tax Returns or other documents required to be filed with governmental authorities, it is necessary that a Party be furnished with additional information, documents or records relating to the Transferred Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient's request, cost and expense; PROVIDED, HOWEVER, that no Party shall be entitled to review or examine the Tax Returns of any other Party.

     For purposes of this Section 3.2., in the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the Taxes for the Pre-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the Closing Date and the amount of Taxes for the Post-Closing Tax Period shall be the excess, if any, of (x) the Taxes for the Straddle Period over (y) the Taxes for the Pre-Closing Tax Period.

     3.3. REFUNDS AND CREDITS. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of Seller and any refunds and credits attributable to any period which is not part of the Pre-Closing Tax Period are for the account of Buyer


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

     3.4. TRANSFER TAXES. All transfer, documentary, sales, use, registration, value-added and real estate transfer taxes and any similar taxes and related fees (including interest, penalties and additions to Tax) incurred in connection with this Agreement and the other Operative Agreements and the transactions contemplated hereby and thereby shall be borne by Buyer, in addition to the consideration provided for in Section 1.3. To the extent legally able to do so, Buyer and Seller shall cooperate with each other to obtain exemptions from such taxes, provided that neither Party shall be obligated to seek any exemption that would require any governmental audit of its books and records.


              ARTICLE IV. ADDITIONAL COVENANTS AND AGREEMENTS.

     4.1. CONSENTS, NOVATIONS AND SUBCONTRACTED WORK. Buyer and Seller shall use reasonable efforts to obtain, as soon as practicable, all requisite consents to transfers, assignments and novations, as the case may be, of all of the Transferred Assets and the Assumed Liabilities. Buyer shall cooperate with Seller (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to have Seller released from all liability to third parties with respect to the Assumed Liabilities, and the Parties will each solicit such releases concurrently, in a manner acceptable to the Parties, with the solicitation of consents from third parties to the transfer, assignment and novation of the Transferred Assets and the Assumed Liabilities; provided, that neither Party shall be required to grant any additional consideration to any third party in order to obtain any such consent, novation, assumption or release. For any Assumed Liabilities for which Seller has any secondary liability to third parties, Buyer shall provide Seller reasonable access and information in order for Seller to ascertain continuing compliance by Buyer with all contract terms and conditions applicable thereto. The material consents to assignments and novations identified by the Parties as of the Date of Execution are listed on
Schedule 4.1. If any such required consents and novations cannot be secured without the incurring of any significant additional costs, where additional actions is deemed necessary by the Parties, the Parties agree to (other than with respect to the ECAT Licensed Software set forth on Schedules 1.1(d) and 1.4) enter into such other arrangements with respect to the underlying rights and obligations as shall permit Buyer to perform the obligations of Seller thereunder, as a subcontractor or otherwise, and Buyer to obtain the benefit thereof (the "Subcontracted Work"), and until the requisite consents and novations are obtained, such obligations will not be deemed to be included in the Assumed Liabilities and nothing contained herein will be deemed to create an obligation or relationship that would constitute a breach of the contract underlying such rights and obligations. Buyer agrees to diligently perform and discharge the obligations of Seller in connection with the Subcontracted Work directly, or indirectly through Seller, as applicable and to the extent that consents to assignment and novation are obtained after the Closing, the Parties agree that such obligations will no longer be considered to be Subcontracted Work at such time, but will instead be deemed to be Assumed Liabilities for all purposes of this Agreement.

     4.2. EMPLOYEES AND EMPLOYEE BENEFITS. (a) Schedule 4.2.(a)(1) contains a list of the regular employees employed by Seller as of the date hereof in connection with the


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

Transferred Assets (including active employees and employees who are on leave of absence or sick leave) (the "Regular Employees") and Schedule 4.2.(a)(2) contains a list of the supplemental employees temporarily employed by Seller as of the date hereof in connection with the Transferred Assets (the "Supplemental Employees", and together with the Regular Employees, the "Employees"). These schedules will be updated immediately prior to the Closing to reflect changes in that population between the Date of Execution and the Closing. Buyer shall make employment offers to the Employees effective as of the Closing Date. The Regular Employees who shall have received employment offers from Buyer and who begin their employment with Buyer shall be employed by Buyer in accordance with the terms and conditions set forth in subsections 4.2(b)(2), 4.2(c), 4.2(d) AND 4.2(e) below. Supplemental Employees who shall have received employment offers from Buyer and who begin their employment with Buyer shall be employed by Buyer in accordance with the terms and conditions set forth in subsection 4.2(f) below.

     (b) Effective upon the Closing, Buyer agrees that it will employ the Regular Employees in the same positions and at the same salaries and substantially the same terms and conditions, including benefit plans, as those in effect immediately prior to the Closing. In determining whether Buyer's offer of employment to Regular Employees includes compensation components that are substantially comparable in the aggregate to those provided by Seller prior to Closing, such determination shall take into consideration all stock options, restricted stock and restricted units granted to the Regular Employees prior to the Closing. For twelve (12) months after the Closing (or for purposes of seniority for the calculation of shift preference, the later of (i) twelve (12) months after the Closing, and (ii) as long as the shift arrangement existing on the Closing Date is in effect), prior periods of a Regular Employee's employment with Seller (herein "Service Credit") will be considered as employment with Buyer for purposes of seniority for the calculation of shift preference and severance pay only. Buyer has summarized its planned employment terms and benefit plans for the Regular Employees in Schedule 4.2.(a)(3). Buyer shall implement the following severance pay practice for the Regular Employees: if, within the first twelve
(12) months after Closing, a Regular Employee is involuntarily severed without cause from full time employment with Buyer, such Regular Employee shall receive one (1) week of severance pay for each six (6) months of service, with a minimum of eight (8) weeks and a maximum of twenty-six (26) weeks. Each week of severance pay will be an amount equal to one week of such Regular Employee's total base cash employment compensation from Buyer for full time employment. For one year from the Closing Date, Buyer agrees that it will not change this severance pay practice as applied to the Regular Employees. Buyer agrees to use reasonable efforts to obtain a general release from such severed Regular Employees which includes Seller and its Subsidiaries and Affiliates, as a condition of such severance pay. Nothing contained in this Agreement shall be construed to in any way limit or prevent Buyer from terminating any Regular Employee at any time for cause or for reasons related to poor performance or conditions of employment. For the purposes of this paragraph, "cause" shall mean the determinations of the applicable courts, under the applicable common law and statutes, as "cause" in such employment termination cases.

     (c) Buyer shall be responsible as of Closing for all liabilities, salaries, benefits and similar employer obligations for the post-Closing period for all Regular Employees. Vacation

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

earned by Regular Employees in the calendar year in which the Closing takes place will be transferred to and honoured by Buyer. Seller shall pay Buyer a cash payment per Regular Employee equal to such Regular Employee's daily base salary for each vacation day earned prior to the Closing Date which such Regular Employee has not taken as of the Closing Date. Buyer shall pay Seller a cash payment per Employee equal to such Employee's daily base salary for each previously taken but not yet earned vacation day for such Employee as of the Closing Date.

     (d) Buyer shall be responsible for liabilities with respect to the termination of any Regular Employees by Buyer after the Closing, including without limitation, health care continuation coverage with respect to plans established or maintained by Buyer after the Closing, and damages or settlements arising out of any claims of wrongful or illegal termination, and for complying with the requirements of all applicable laws with respect to any such termination.

     (e) Seller agrees that, for a period of two years from the Closing Date, it will not, directly or indirectly, solicit for employment any Regular Employee (so long as such person is employed by Buyer); PROVIDED, HOWEVER, that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of Buyer or any of its Affiliates.

     Buyer agrees that, for a period of two years from the Closing Date, it will not, directly or indirectly, solicit for employment any employee of Seller (or any of its Subsidiaries) employed in Rochester, Minn. or with whom Buyer had contact in connection with this transaction (so long as such person is employed by Seller), PROVIDED, HOWEVER, that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of Seller or any of its Affiliates.

     (f) Buyer will employ each Supplemental Employee as either a temporary or regular employee of Buyer, or will enter into a contractor relationship with any such Supplemental Employee, in each instance as Buyer may determine in its own discretion. The terms and conditions of any such relationship between Buyer and a Supplemental Employee shall be as determined by Buyer. Prior periods of a Supplemental Employee's employment with Seller will not be considered as employment with Buyer for any purpose. Buyer shall have no responsibility for any liabilities, salaries, benefits, or similar employer obligations accruing to the Supplemental Employees as a result of their employment with Seller. Nothing contained in this Agreement shall be construed in any way to limit or prevent Buyer from terminating any Supplemental Employee at any time for any reason.

     4.3. SHRINK-WRAP SOFTWARE. Seller shall transfer at Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to the shrink-wrap personal computer software (also known as conditions-of-use software) being used in its ordinary course of business as of the Date of Execution on the personal computers that are Transferred Assets. Seller further agrees to transfer at Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to all upgrades and updates (including

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

but not limited to Year 2000 upgrades and updates) to the shrink-wrap personal computer software that is in Seller's possession and being used on the personal computers that are as of the Closing Date. If such software copyrights are owned by Seller, Seller's license terms and conditions continue to apply.

     4.4. FURTHER ACTION. The Parties each agree to execute and deliver after the Closing Date such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable, in the opinion of the Parties' counsel in order to consummate or implement expeditiously the transactions contemplated hereby.

     4.5. INVESTIGATION OF ENVIRONMENTAL CONDITIONS. Prior to the Closing Date, Buyer shall have the right to obtain and investigate such reports and information concerning (i) the use, storage, transport or manufacture of Hazardous Materials by Seller on or about the Leased Premises, (ii) exposure of the Seller's employees to Hazardous Materials, (iii) the Hazardous Materials disposal practices of Seller with respect to the electronic card assembly and test activities at Seller's Rochester site, (iv) the presence or absence of Hazardous Materials on or about the Leased Premises and (v) the likelihood that Hazardous Materials on property in the vicinity of the Leases Premises would have migrated to the Leased Premises from another location (collectively, the "Environmental Matters"). Prior to Closing, Buyer and its consultants and other representatives (i) shall have the right to enter the Leased Premises for the purpose of conducting such inspections and tests and taking such soil and groundwater samples as Buyer or its consultants or representatives shall deem necessary, and (ii) shall have access to all records relating to the Environmental Matters with respect to the electronic card assembly and test activities at the Seller's Rochester site and the Leased Premises. In this regard, Buyer shall have the right, but not the obligation, to retain such environmental consultants as Buyer shall deem desirable to assist Buyer in evaluating the Environmental Matters.

     4.6. GUARANTEE. Guarantor hereby fully and unconditionally guarantees, without notice and presentment or other legal formalities, (i) all of the representations and warranties of, and (ii) the timely performance of all of the obligations of, its Subsidiaries and Affiliates, including Buyer, under all of the Operative Agreements and closing documents. Guarantor also agrees to cause such Subsidiaries and Affiliates to perform all such obligations in a timely manner. Guarantor hereby agrees and represents that, for the purposes of this Agreement, for itself in its own corporate capacity, it will meet the conditions of Sections 8.2., 8.3., 8.5., and 8.6., as if it were Buyer.

     4.7. POST-CLOSING PAYMENTS. The Parties acknowledge that, after the Closing Date, Seller may make payments to third parties on behalf of Buyer associated with the Transferred Assets and Assumed Liabilities. Buyer agrees to reimburse Seller for such payments immediately upon receipt of an invoice from Seller. Seller shall invoice Buyer monthly on the fifth (5th) day of each month. If Buyer disputes such invoice on the basis that such payment did not relate to the Transferred Assets or the Assumed Liabilities. Buyer shall, within three (3) business days of receiving such invoice, give notice to Seller of such dispute and the Parties shall

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

act in good faith to resolve such dispute. All amounts payable by Buyer to Seller pursuant to this Section 4.8, shall be paid in immediately available funds in U.S. dollars to Seller's account set forth in Section 1.3.

               ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to Seller as follows:

     5.1. INCORPORATION. Buyer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, and Guarantor is a duly incorporated and validly existing corporation in good standing under the laws of the State of Delaware, each with all requisite corporate power and authority to own its properties and conduct its business.

     5.2. AUTHORITY. Each of Buyer and Guarantor has the requisite corporate power and authority to execute and deliver each of the Operative Agreements and to perform its respective obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by each of Buyer and Guarantor and constitutes the valid and binding agreement of Buyer and Guarantor in accordance with its respective terms. No other corporate proceedings on the part of Buyer or corporate proceedings on the part of Guarantor are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing.

     5.3. NO CONFLICT. The execution and delivery by each of Buyer and Guarantor of each of the Operative Agreements does not, and the performance of its obligations thereunder, will not:

     (a) conflict with, or result in a breach of, any of the provisions of Buyer's Certificate of Incorporation or Guarantor's Certificate of Incorporation or By-laws;

     (b) breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on the authority or ability of either to perform either of its obligations under this Agreement, the Lease Agreement, the Supply Agreement, the Transition Services Agreement and the Assumption Agreement or the Assumed Liabilities; and

     (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which either Buyer or Guarantor is a Party or by which either Buyer or Guarantor or any of their properties may be affected or bound that, singly or in the aggregate, would have a material adverse effect on the authority or ability of either Buyer or Guarantor to perform its obligations under this Agreement, the Lease Agreement, the Supply Agreement, the Transition Services Agreement and the Assumption Agreement or the Assumed Liabilities.

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

     5.4. GOVERNMENTAL CONSENTS. Other than compliance with the HSR Act pre-notification requirements, no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Buyer or Guarantor is required in connection with the execution or delivery by Buyer and Guarantor of this Agreement, the Lease Agreement, the Supply Agreement, the Transition Services Agreement or the Assumption Agreement, or the consummation by Buyer and Guarantor of the transactions contemplated by any of the foregoing.

     5.5. NO BROKER. Neither Buyer nor Guarantor has engaged any corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of the Operative Agreements or the consummation of the transactions contemplated thereby, and Buyer and Guarantor shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Buyer or Guarantor in connection with the transactions contemplated thereby.

               ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF SELLER.

     Except as set forth on the disclosure schedule delivered by Seller to Buyer (the "Disclosure Schedule"), Seller hereby represents and warrants to Buyer as follows:

     6.1. INCORPORATION. Seller is a duly incorporated and validly existing corporation in good standing under the laws of the State of New York, with all requisite corporate power and authority to own its properties and conduct its business, and is duly qualified in each jurisdiction in which its ownership of property requires such qualification except where the failure to so qualify would not have a material adverse effect upon the Transferred Assets.

     6.2. AUTHORITY. Seller has the requisite corporate power and authority to execute and deliver the Operative Agreements and to perform its obligations under each of the foregoing. Each of the Operative Agreements has been duly and validly authorized, executed and delivered by Seller and constitutes the valid and binding agreement of Seller in accordance with its respective terms. No other corporate proceedings on the part of Seller are necessary to authorize the Operative Agreements and the transactions contemplated by any of the foregoing.

     6.3. NO CONFLICT. The execution and delivery by Seller of each of the Operative Agreements does not, and the performance by Seller of its obligations thereunder will not:

     (a) conflict with, or result in a breach of, any of the provisions of its Articles of Incorporation or By-laws;

     (b) breach, violate or contravene any Governmental Rule, or create any right of termination or acceleration or encumbrance, that, singly or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under this Agreement, the Lease Agreement, the Supply Agreement, the Intellectual Property Agreement,

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

the Transition Services Agreement, the Assumption Agreement or the Bill of Sale; or (ii) the Transferred Assets; and

     (c) conflict in any respect with, or result in a breach of or default under, any contract, license, franchise, permit or any other agreement or instrument to which it is a party or by which it or any of the Transferred Assets may be bound that, singly or in the aggregate, would have a material adverse effect on (i) its authority or ability to perform its obligations under this Agreement, the Lease Agreement, the Supply Agreement, the Intellectual Property Agreement, the Transition Services Agreement, the Assumption Agreement or the Bill of Sale; or (ii) the Transferred Assets (except for agreements and instruments that require the consent or approval of a third party for the transactions contemplated by this Agreement).

     6.4. GOVERNMENTAL CONSENTS. Other than compliance with the HSR Act pre-notification requirements and Section 6.10., no material consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of Seller is required in connection with the execution or delivery by Seller of the Operative Agreements or the consummation by Seller of the transactions contemplated by any of the foregoing.

     6.5. NO BROKER. Seller has engaged no corporation, firm or other Person who is entitled to any fee or commission as a finder or a broker in connection with the negotiation of the Operative Agreements or the consummation of the transactions contemplated thereby, and Seller shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of Seller in connection with the transactions contemplated thereby.

     6.6. TITLE TO PERSONAL PROPERTY. Seller has good and marketable title to all tangible personal property listed on Schedule 1.1. hereto, free and clear of any liens or encumbrances, other than Permitted Liens. All of the Transferred Assets are located at the Seller's Rochester site.

     6.7. LITIGATION. There are no actions, suits, proceedings or investigations pending or, to Seller's knowledge, threatened in a writing to Seller against or directly affecting the Transferred Assets, at law or in equity, including any administrative proceedings or condemnation actions with any regulatory authority. There is no existing default by Seller with respect to any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator which materially adversely affects the Transferred Assets.

     6.8. NO RIGHTS IN OTHERS TO TRANSFERRED ASSETS. Neither Seller nor any Affiliate of Seller is party to any outstanding contracts or other arrangements giving any Person any present or future right to require Seller to transfer to any Person any ownership or possessory interest in, or to grant any lien on, any of the Transferred Assets, other than pursuant to this Agreement.

     6.9. CONTRACTS. Schedule 1.4. contains a true and complete list of all material contracts included in the Assumed Liabilities. Seller has performed or is performing all material

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

obligations required to be performed by it under such contracts and is not (with or without notice, lapse of time or both) in breach or default in any material respect thereunder, and, to the knowledge of Seller, no other party to any of such contracts is (with or without notice, lapse of time or both) in breach or default in any material respect thereunder.

     6.10. LICENSES AND PERMITS. Seller has all licenses and permits and other governmental authorizations and approvals required for Seller's operation of the Transferred Assets, except where the failure to have such licenses and permits would not have a material adverse effect on Seller's ability to operate the Transferred Assets. All licenses and permits held by Seller which are material to the operation of the Transferred Assets are valid and in full force and effect and there are not pending or, to the knowledge of Seller, threatened in a writing to Seller, any proceedings which could result in the termination or impairment of any such license or permit which termination or impairment would materially interfere with the operation of the Transferred Assets as presently operated by Seller. Buyer must seek a regulatory or other permitted transfer of, or obtain through separate application for itself, any applicable licenses and permits, including environmental licenses and permits, which are required for Buyer's operation or ownership of the Transferred Assets. At Buyer's request and expense, Seller will assist Buyer in obtaining the transfer of applicable licenses and permits.

     6.11. EMPLOYEES. (a) Seller is not a party to or bound by any union contract insofar as it applies to the Transferred Assets or the Employees. No representation petition has been filed with the National Labor Relations Board and, to Seller's knowledge, no union card signing campaign is in progress at Seller's facility, concerning the Transferred Assets or the Employees, other than recent organizational activity triggered by retirement plan changes, which has been disclosed to Buyer.

     (b) Each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) providing for benefits in connection with the performance of services to Seller and maintained by Seller with respect to the Employees has been identified in Schedule 6.11. and has been delivered to Buyer, together with the most recent determination letter in the case of any "pension benefit plan" (as such term is defined in Section 3(2) of ERISA). Other than as set forth in this Section 6.11., Seller does not have any agreement or understanding, whether written or oral, with any Employee concerning employment benefits for such Employee from Seller. Seller retains and does not transfer to Buyer any liability or obligation with respect to or under any agreement between Seller and any of its employees except as set forth in this Agreement, or under any "employee benefit plan". Seller has complied with the health care continuation requirements under Section 601 et. seq. of ERISA ("COBRA") with respect to the Employees and their spouses, former spouses and dependents up through the Closing Date.

     6.12. WARRANTIES. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS ARTICLE VI, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES INCLUDING ENVIRONMENTAL MATTERS, IT BEING SPECIFICALLY UNDERSTOOD BY BUYER THAT, EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE VI,

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

THE TRANSFERRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED "AS IS" IN ALL RESPECTS. SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER'S, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF ANY SUCH PURPOSE.

     6.13. TAXES. Seller has timely filed within the time period for filing or any extension granted with respect thereto, all Tax returns which it is required to file relating or pertaining to any and all Taxes attributable to or levied upon the Transferred Assets with respect to the Pre-Closing Tax Period and has paid any and all Taxes it is required to pay in connection with the taxable period to which such Tax returns relate. There are (and as of immediately following the Closing there will be) no liens for Taxes on the Transferred Assets, other than Permitted Liens, and no action, proceeding or, to the knowledge of Seller, investigation has been instituted against Seller which would give rise to any such lien, other than Permitted Liens. Seller has no knowledge of any claims asserted or threatened with respect to any Taxes. None of the Transferred Assets are treated as "tax-exempt use property" within the meaning of Section 168(b) of the Code.

     6.14. OTHER INFORMATION. This Agreement, the Exhibits, Appendices and Schedules hereto, as each may be amended prior to the Closing, and all certificates delivered to Buyer and its representatives from Seller at Closing in connection with this Agreement do not and will not contain any untrue statement of any material fact and do not and when delivered will not omit to state a material fact necessary to make the statement herein or therein not misleading.

     6.15. FINANCIAL INFORMATION. The Financial Information provided by Seller to Buyer with respect to the Transferred Assets was derived from or included in the financial records of the Seller, which have been maintained in accordance with the Seller's normal internal practices for such information.

               ARTICLE VII.  CONDITIONS TO BUYER'S OBLIGATIONS.

     The obligation of Buyer to consummate the transactions contemplated herein is subject to the satisfaction (or waiver by Buyer) of the conditions set forth below in this Article.

     7.1. REPRESENTATIONS AND WARRANTIES. Subject to Section 9.2., the representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Date of Execution and as of the Closing Date with the same effect as if made at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier time. Seller shall have performed in all material respects its respective covenants and agreements contained in this Agreement and the other Operative Agreements required to be performed at or prior to the Closing.

     7.2. CONSENTS, APPROVALS AND INJUNCTIONS. (a) Seller shall have obtained or made all consents, approvals, orders, licenses, permits and authorizations of, and registrations,

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


declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to the Transferred Assets in connection with the execution and delivery of this Agreement.

     (b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the Closing, which would restrain, prohibit or make unlawful the consummation of the transactions contemplated by the Operative Agreements or invalidate or suspend any provision of the Operative Agreements.

     (c) No action or proceeding challenging the transactions or any provision of this Agreement or the other Operative Agreements shall be pending or threatened against any party.

     7.3. CONSENTS, ETC.; BURDENSOME CONDITIONS. (a) All Governmental Actions set forth on Schedule 7.3.(a), including the issuance or transfer of all permits or other consents of Governmental Authorities necessary for Seller to transfer the Transferred Assets shall (i) have been taken, given or obtained, (ii) be in full force and effect and (iii) not be subject to any pending proceedings or appeals, administrative, judicial or otherwise (and the time for appeal shall have expired or, if an appeal shall have been taken, it shall have been dismissed).

     (b) All consents of any other Person listed on Schedule 7.3.(b) necessary in order for Seller to transfer the Transferred Assets shall have been obtained and shall be in full force and effect.

     (c) No Burdensome Condition shall exist with respect to Buyer in connection with the transactions contemplated by the Operative Agreements.

     7.4. GOVERNMENTAL RULE. No Governmental Rule shall have been instituted, issued or proposed to restrain, enjoin or prevent the transfer of the Transferred Assets as contemplated hereby or to invalidate, suspend or require modification of any material provision of any Operative Agreement.

     7.5. OPERATIVE AGREEMENTS. Seller shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder.

     7.6. CLOSING DOCUMENTS. Seller shall have delivered to Buyer the following documents:

     (a) a certificate of Seller, dated the Closing Date, to the effect that Seller's representations and warranties in this Agreement are true and correct and that all actions required to be taken by Seller prior to the Closing have been duly taken;


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

     (b) an incumbency certificate dated the Closing Date for the authorized signatories of Seller executing this Agreement and any documents delivered in connection with this Agreement at the Closing; and

     (c) a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, as to the continued existence of Seller.

     7.7. PROCEEDINGS. All corporate and legal proceedings taken by Seller in connection with the execution of the Operative Agreements and the transfer of the Transferred Assets shall be reasonably satisfactory in form and substance to Buyer and its counsel, and Buyer shall have received all such certified or other copies of all such documents as it shall have reasonably requested.



               ARTICLE VIII.  CONDITIONS TO SELLER'S OBLIGATIONS.

     The obligations of Seller to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by Seller) of the conditions set forth below in this Article.

     8.1. PAYMENT OF PURCHASE PRICE. The payment of the Purchase Price in the manner specified in Section 1.3.

     8.2. REPRESENTATIONS AND WARRANTIES. The covenants, agreements, representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Date of Execution and as of the Closing Date with the same effect as if made at and as of the Closing Date.

     8.3. CONSENTS, APPROVALS AND INJUNCTIONS. (a) Buyer shall have obtained or made all consents, approvals, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Operative Agreements and the Closing.

     (b) No injunction, order or decree of any Governmental Authority shall be in effect as of the Closing, and no lawsuit, claim, proceeding or investigation shall be pending or threatened by or before any Governmental Authority as of the closing, which would restrain, prohibit or make unlawful the transfer of the Transferred Assets or the Assumed Liabilities or invalidate or suspend any provision of the Operative Agreements.

     (c) No Burdensome Condition shall exist with respect to Seller in connection with the transactions contemplated by the Operative Agreements.


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

                                            CONFIDENTIAL MATERIALS OMITTED AND
                                          FILED SEPARATELY WITH THE SECURITIES
                                                       AND EXCHANGE COMMISSION.
                                                    ASTERISKS DENOTE OMISSIONS.

     8.4. OPERATIVE AGREEMENTS. Buyer shall have entered into each of the Operative Agreements to be executed by it and each such Operative Agreement shall be in full force and effect without breach thereunder.

     8.5. CLOSING DOCUMENTS. Buyer shall have delivered to Seller the following documents:

     (a) a certificate of an authorized signatory of Buyer, dated the Closing Date, to the effect that Buyer's representations and warranties in this Agreement are true and correct and that all actions required to be taken by Buyer prior to the closing have been duly taken;

     (b) an incumbency certificate dated the Closing Date for the authorized signatories of Buyer executing any Operative Agreements and any documents delivered in connection with the Operative Agreements at the Closing; and

     (c) a certificate of the secretary of Buyer, dated the Closing Date, as to the continued existence of Buyer, certifying the attached copy of the By-laws of Buyer, the authorization of the execution, delivery and performance of the Operative Agreements and the resolutions adopted by the Board of Directors of Buyer authorizing the actions to be taken by Buyer under the Operative Agreements.

     8.6. PROCEEDINGS. All corporate and legal proceedings taken by Buyer in connection with the transactions contemplated by the Operative Agreements and all documents and papers relating to such transactions shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller shall have received all such certified or other copies of all such documents as it shall have reasonably requested.

     8.7. EMPLOYEES. Buyer shall have made offers of employment, effective upon and contingent upon the closing and consistent with the terms and conditions of this Agreement, to all of the Employees.



                          ARTICLE IX.  GENERAL MATTERS.

     9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Parties in this Agreement or in any schedule, document, certificate or other instrument delivered by or on behalf of the Parties pursuant to this Agreement shall survive the Closing for a period of **** after the Closing Date; PROVIDED, HOWEVER, that all representations and warranties relating to **** and the Seller's *** shall survive the Closing Date ***.

     9.2. LIMITATION OF LIABILITY. Notwithstanding anything to the contrary set forth in the Operative Agreements other than this Agreement, unless this section is specifically excluded from application to a specific Operative Agreement or provision in an Operative Agreement,


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

                                            CONFIDENTIAL MATERIALS OMITTED AND
                                          FILED SEPARATELY WITH THE SECURITIES
                                                       AND EXCHANGE COMMISSION.
                                                    ASTERISKS DENOTE OMISSIONS.


Seller shall not be liable for any amounts with respect to the breach of representations and warranties unless and until such amounts shall exceed in the aggregate **** dollars (the "Limitation Amount") (in which case Seller shall only be liable with respect to the excess over the Limitation Amount). There shall be no Seller liability for individual breaches of a representation or warranty when the damages resulting from such breach are less than **** and such amounts shall not be taken into account in determining whether the Limitation Amount has been exceeded. In no event shall Seller's liability with respect to the breach of representations and warranties exceed **** percent of the Purchase Price in the aggregate; PROVIDED, HOWEVER, that such limitation shall not be applicable with respect to Seller's representations and warranties regarding ****. Neither Seller or Buyer shall be responsible for any indirect, incidental, punitive, special or consequential damages whatsoever, including loss of profits or goodwill, unless specifically allowed under the Supply Agreement.

     9.3. PUBLIC ANNOUNCEMENTS. The Confidentiality Agreement between the Seller and Celestica Inc., dated August 5, 1999, concerning the subject matter of this Agreement, continues to apply, and the Operative Agreements and the proposed transaction is subject to and confidential under that Confidentiality Agreement. For six (6) months after the Closing Date, all public announcements relating to this Agreement or the transactions contemplated hereby shall be made only after consultation between the Parties, except for disclosures by either Party that in the opinion of counsel for such Party are required by law, rule or regulation. Any disclosures to customers in connection with commercial relationships shall not reveal the Purchase Price of this Agreement. Notwithstanding the foregoing, either Party shall have the right, in its sole discretion, to make such disclosures as it may deem necessary or advisable to any Governmental Authority. In the event of a breach or anticipatory breach of this Section
9.3. by either Party, the other Party shall be entitled, in addition to any and all other remedies available at law or in equity, to preliminary and permanent injunctive relief and specific performance without proving damages.

     9.4. COSTS. Each Party shall be responsible for the costs and expenses incurred by it in the negotiation, execution and delivery of the Operative Agreements and, except as otherwise provided elsewhere in such agreements, the consummation of the transactions contemplated hereby.

     9.5. DUE DILIGENCE. Buyer has engaged in the entire due diligence effort it deemed appropriate prior to executing this Agreement. The sale of the Transferred Assets is based solely upon the results of that due diligence and there has been no reliance upon the representations or statements of Seller, other than as set forth in Article VI.

     9.6. BULK SALES. Buyer hereby waives compliance with any applicable bulk sales or similar laws and Seller will indemnify Buyer from damages resulting from such waiver. Buyer shall discharge the Assumed Liabilities in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.


Asset Purchase Agreement 112399          21                       Confidential

     9.7. MODIFICATION AND WAIVER. No modification or waiver of any provision of this Agreement and no consent by either Party to any departure therefrom shall be effective unless in a writing referencing the particular section of this Agreement to be modified or waived and signed by a duly authorized signatory of each Party, and the same will only then be effective for the period and on the conditions and for the specific instances and purposes specified in such writing.

     9.8. GOVERNING LAW. This Agreement has been delivered at and shall be deemed to have been made at Armonk, New York, and shall be interpreted, and the rights and liabilities of the Parties hereto determined, in accordance with the laws of the State of New York applicable to agreements executed, delivered and performed within such State, without regard to the principles of conflicts of laws thereof. As part of the consideration for value this day received, each of the Parties hereby consents to the exclusive jurisdiction of any New York State court located within the County of Westchester and any federal court of the United States of America located in the Southern District of New York. Each of the Parties hereby: (i) waives trial by jury,
(ii) waives any objection to New York venue of any action instituted hereunder, and (iii) consents to the granting of such legal or equitable relief as is deemed appropriate by any aforementioned court.

     9.9. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and shall be effective
(a) when delivered by messenger or courier, or (b) five days after deposit for mailing by registered or certified mail, postage prepaid, return receipt requested, when also transmitted by telecopy as follows:

           (a)  if to Seller, to:

                International Business Machines Corporation
                New Orchard Road
                Armonk, New York 10504

                Attention:     Lee A. Dayton
                               Vice President, Corporate Development and
                               Real Estate
                Telecopy:      (914) 499-7802

                with a copy to:

                International Business Machines Corporation
                New Orchard Road
                Armonk, New York 10504

                Attention:     Gregory C. Bomberger, Esq.
                               Associate General Counsel
                Telecopy:      (914) 499-6006

           (b)  if to Buyer, to:


Asset Purchase Agreement 112399          22                       Confidential

                Celestica Corporation
                100 Domain Drive
                Exeter New Hampshire
                03833-4899
                Attention:
                Telecopy:

                with a copy to:
                Celestica Inc.
                844 Don Mills Road, 32/37
                North York, Ontario
                M3C 1V7

                Attention:  Vice President and General Counsel
                Telecopy:   416-448-5454

           (c)  if to Guarantor, to:

                Celestica Inc.
                844 Don Mills Road, 32/37
                North York, Ontario
                M3C 1V7

                Attention: Vice President and General Counsel
                Telecopy: 416-448-5454

                with a copy to:
                None.
                Attention:
                Telecopy:


or to such Person or address as the Parties shall hereafter designate to the other from time to time by similar written notice.

     9.10. ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the successors and assigns of the Parties; PROVIDED, that, no Party may assign its rights hereunder without the written consent of the other unaffiliated Party.

     9.11. COUNTERPARTS. This Agreement may be executed by the Parties in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

     9.12. NO THIRD PARTY BENEFICIARIES. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall


Asset Purchase Agreement 112399          23                       Confidential
give or be construed to give any Person, other than Parties and such permitted successors and assigns, any legal or equitable rights hereunder.


                  REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     9.13. ENTIRE AGREEMENT. This Agreement, together with the Intellectual Property Agreement, the Lease Agreement, the Supply Agreement, the Transition Services Agreement, the Assumption Agreement, the Bill of Sale and the Confidentiality Agreement, each between Buyer and Seller (and in the case of this Agreement, Guarantor), comprise the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understanding and representations, oral or written, between Buyer and Seller relating hereto and thereto.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

INTERNATIONAL BUSINESS                     CELESTICA CORPORATION
MACHINES CORPORATION



BY: /s/ Lee A. Dayton                    BY: /s/ Iain Kennedy
    -----------------------------            ---------------------------------

NAME: Lee A. Dayton                    NAME: Iain Kennedy
      ---------------------------            ---------------------------------

TITLE: Vice President,                TITLE: Authorized Signatory
       Corporate Development &               ---------------------------------
       Real Estate
       --------------------------



                                            CELESTICA INC.


                                            BY: /s/ Iain Kennedy
                                                ------------------------------

                                            NAME: Iain Kennedy
                                                  ----------------------------

                                            TITLE: Senior Vice President
                                                   ---------------------------




Asset Purchase Agreement 112399          24                       Confidential